                                                                    EXHIBIT 12.1

                     POGO PRODUCING COMPANY & SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)

                                                              For the year ended December 31,
                                          ---------------------------------------------------------------------
                                              1996       1997       1998       1999       2000         2000
                                          ----------  ---------  ---------  ---------  ----------  ------------
                                                                                                   Supplemental
                                                                                                     Proforma
                                                                                                   ------------

EARNINGS:
Income (loss) before taxes,
 extraordinary item and
 accounting change                         $52,381    $55,207   $(70,849)  $ 31,717   $155,992       $158,192
 Add --
  Fixed charges                             13,554     22,361     25,197     42,406     44,666         75,299
 Less --
  Capitalized interest                      (4,244)    (6,175)    (9,381)   (17,733)   (20,918)       (20,918)
                                          ---------- ---------  ---------  ---------  ----------  ------------
   Total earnings (loss)                   $61,691    $71,393   $(55,033)  $ 56,390   $179,740       $212,573
                                          ========== =========  =========  =========  ==========  ============
FIXED CHARGES:
Interest expense                           $13,203    $21,886   $ 24,682   $ 35,874   $ 34,064       $ 64,564
Minority interest                                                             5,914      9,965          9,965
Portion of rental expense
 representing interest                         351        475        515        618        637            770
                                          ---------- ---------  ---------  ---------  ----------  ------------
   Total fixed charges                     $13,554    $22,361   $ 25,197   $ 42,406   $ 44,666       $ 75,299
                                          ========== =========  =========  =========  ==========  ============
RATIO OF EARNINGS
 TO FIXED CHARGES                              4.6        3.2   N/A             1.3        4.0            2.8
                                          ========== =========  =========  =========  ==========  ============

N/A,  Earnings were insufficient to cover fixed charges by $ 80,230

                                       1